Exhibit 10.1

Acusphere, Inc.
(the “Company” or “Acusphere”)

MANAGEMENT INCENTIVE COMPENSATION PLAN

Objective of Management Incentive Compensation Plan (the “MIC Plan”):

•                  Increase management focus on realistic goals intended to create value for the Company’s shareholders;

•                  Encourage senior management to work as a team to achieve the Company’s goals;

•                  Encourage individuals to realize goals that are meaningful to the Company;

•                  Provide incentives for participants to strive for achievement above and beyond the Company’s goals; and

•                  Help attract and retain high quality senior management personnel.

Eligibility:

The MIC Plan is intended for senior management.  Participants in the MIC Plan are to be recommended by the President and CEO and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion, except that all executive officers shall participate in the MIC Plan.

Minimum Company Achievement Level to Establish a Bonus Pool:

Following the approval of the annual Operating Plan by the Board of Directors (the “Board”), the Compensation Committee will meet to agree upon Corporate Goals and to establish a percentage weighting to each Corporate Goal, based upon relative importance as determined by the Compensation Committee in its sole discretion. These weighting percentages will be used to calculate the Company Achievement Level at year end.  The Company must have achieved at least the following percentage of the Company goals at year end in order for any participant to be eligible for a bonus.

Minimum Company Achievement Level:	80% of Corporate Goals

If the Minimum Company Achievement Level is reached, each participant will be eligible for his/her full Bonus Potential. If the Minimum Company Achievement Level is not reached, no participants will be awarded any bonuses. If the Compensation Committee changes the Corporate Goals in the middle of the year, the Compensation Committee will work in good faith to make such corresponding adjustments to the individual goals for participants in the MIC Plan as the Compensation Committee deems advisable.

Bonus Potential:

Bonus levels are to be created on an individual basis by the Compensation Committee. In general, the Bonus Potential shall be the following as a percentage of base salary:

CEO	50%

CFO	40%

Sr. VP’s	30%

VP’s	20%

Bonus Formula:

The actual amount of the bonus paid to each participant will be calculated using a goals-based formula.  The CEO’s goals are the Corporate Goals. Within 30 days of the approval and weighting of the Corporate Goals, the CEO will propose to the Compensation Committee the individual goals, and their weighting, for each executive officer.  Such executive officer goals are subject to review by the Compensation Committee.  Individual goals for each participant in the MIC Plan other than the executive officers shall be established and determined by the CEO, provided that the CEO shall inform the Compensation Committee of these decisions.

Participant’s Bonus = Bonus Potential* Percentage of Goals Achieved

Compensation Committee Discretion:

The Compensation Committee in its sole discretion shall have full discretionary power to administer and interpret the MIC Plan, to establish rules for its administration, to establish corporate and individual goals as appropriate and to determine whether any prescribed goals have been achieved.  The Compensation Committee may also elect to award bonus payments in amounts smaller than or greater than the bonus amounts that would otherwise be suggested by the MIC Plan, in its sole discretion.

Timing of Payment:

No payment will be made under the MIC Plan unless the Compensation Committee first approves such payments. The participant must be in the continued employ of the Company at the time of bonus payment.

Taxes:

All payments are subject to the withholding of applicable taxes.

Administration:

The MIC Plan is administered by the Compensation Committee.  It does not represent an employment contract and shall not confer upon any participant any right with respect to continued employment.  The Company reserves its right at any time to terminate any participant’s employment at any time free from any liability or claim under the MIC Plan.  The MIC Plan can be cancelled, altered or amended by the Compensation Committee at any time for any reason, in its sole discretion.